BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*090204*

Certificate of Amendment

(Pursuant to NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

Rocky Mountain High Brands, Inc.

2.  The articles have been amended as follows: (provide article numbers, if available)

Article V of the Articles of Incorporation is amended to reduce the authorized common stock of the Corporation from 4,000,000,000 shares to 200,000,000 shares. The par value of the Corporation's common stock shall remain $0.001 per share.

AII other provisions of the Corporation's Articles of Incorporation shall remain unchanged.

As authorized by the Board of Directors pursuant to NRS 78.207(1), the number of issued and outstanding shares of common stock shall be reduced by a ratio of one (1) share for every twenty (20) shares of common stock held.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: N/A

4.   Effective date and time of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

/s/ Michael Welch

Signature of Officer

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then !he amendment must be approved by the vote. in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restridions on the voling power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 1-5-15